Exhibit 9.1
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of April 10, 2019, by and among Evofem Biosciences, Inc., a Delaware corporation (“Company”), PDL Biopharma, Inc., a Delaware corporation, and the other investors signatory hereto (each an “Investor” and collectively, the “Investors”).
WHEREAS, the Company, PDL BioPharma, Inc. and each Investor have entered into a Securities Purchase Agreement of even date herewith (the “Securities Purchase Agreement”);
WHEREAS, as of the date hereof, each of the Investors or its affiliates is the beneficial owner (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of that number of shares of the outstanding capital stock of the Company and the holder of warrants to purchase common stock convertible into that number of shares of capital stock of the Company, in each case, as set forth on the signature page of this Agreement.
WHEREAS, as a condition and inducement to the willingness of the Company and PDL BioPharma, Inc. to enter into the Securities Purchase Agreement, each Investor has agreed to enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
1.Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a)    “Investor Shares” shall mean (i) all shares of capital stock of the Company beneficially owned by the Investors or their controlled affiliates as of the date hereof, and (ii) all additional shares of capital stock of the Company which the Investors or its controlled affiliates acquire beneficial ownership of during the period from the date of this Agreement through the date of the Stockholder Approval (including by way of exercise of any convertible or derivative security, stock dividend or distribution, split‑up, recapitalization, combination, exchange of shares and the like).
(b)    “Transfer” A Person shall be deemed to have effected a “Transfer” of a share if such Person directly or indirectly (i) sells, pledges, encumbers, hypothecates, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such share or any interest in or right to such share, (ii) deposits any share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii); provided, however, that the foregoing shall not include any floating charge security interest on the assets of Woodford Investment Management Limited acting on behalf of funds under its management (“WIM”).
2.Transfer Restrictions. The Investors agree that from the date hereof until the date of the Stockholder Approval, the Investors shall not Transfer (or cause, permit or commit to the Transfer of) any of the Investor Shares, or enter into any agreement relating thereto, except (i) transferring Investor Shares to any person, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement, (ii) transferring Investor Shares to any custodian or nominee for the purpose of holding such Investors Shares for the account of the Investor or its affiliates or (iii) transferring Investor Shares to any person where required by law or regulation, including those that have been established in accordance with UCITS (Undertaking for Collective Investment in Transferable Securities) Directive (such exceptions set forth in sections (i), (ii) and (iii), referred to as “Permitted Transfers”). Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Investor Shares in breach or violation of this Agreement shall be void and of no force or effect.
3.Agreement to Vote Shares.
(a)    From the date hereof until the earlier of (x) the receipt of Stockholder Approval and (y) June 10, 2019, at every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Investors (in the Investors’ capacity as such) agree to, unconditionally and irrevocably, vote, or to cause the holder of record on any applicable record date to vote, all Investor Shares that are then‑owned by the Investor and entitled to vote or act by written consent:
(i)    in favor of any proposal as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of any Second Closing Securities and any Shares of Common Stock issuable upon exercise of the Common Warrants, and in favor of any other matters presented or proposed as to approval of the purchase and sale of the Securities or any part or aspect thereof or any other transactions contemplated by the Securities Purchase Agreement;
(ii)    against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Securities Purchase Agreement or the purchase and sale of the Securities or any other transactions contemplated by the Securities Purchase Agreement;
(iii)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Securities Purchase Agreement, or of the Investors contained in this Agreement; and
(iv)    in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Securities Purchase Agreement, including the purchase and sale of the Securities, subject to the fiduciary duties of such Investor.

Each of the Investors shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on any matters other than those set forth in clauses (i) through (iv), above, that are at any time or from time to time presented for consideration to the Company’s stockholders generally.
(b)    The Investors shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Investor, or a designee of the Investors, who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director of the Company, in the Investors’, or their designees’, sole discretion on any matter (it being understood that this Agreement shall apply to the Investors solely in the Investors’ capacity as stockholders of the Company). In this regard, the Investors shall not be deemed to make any agreement or understanding in this Agreement in the Investors’ capacity as a director or officer of the Company.
5.Update of Beneficial Ownership Information. The Investors shall send to the Company and PDL BioPharma, Inc. a notice setting forth the number of Investor Shares beneficially owned by such Investor or its affiliates as of the record date of the Stockholder Meeting.
6.Representations and Warranties of the Investors. The Investors hereby represent and warrant to the Company as follows:
(a)    Power; Organization; Binding Agreement. The Investors have full power and authority (or capacity, in the case of Investors that are natural persons) to execute and deliver this Agreement, to perform the Investors’ obligations hereunder and to consummate the transactions contemplated hereby. In the case of Investors that are not natural persons, such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Investors, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Investors, enforceable against the Investors in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)    No Conflicts. None of the execution and delivery by the Investors of this Agreement, the performance by the Investors of their obligations hereunder or the consummation by the Investors of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Investor is a party or by which the Investor may be bound, including any voting agreement or voting trust, (ii) violate any law or order applicable to the Investor or (iii) violate the constituent or organizational document of such Investor, in the case of Investors that are not natural persons, except, in each case, as would not prevent or materially delay such Investor from performing such Investor’s obligations under this Agreement.
(c)    Ownership of Shares. Each Investor, together with its affiliates, (i) is the sole beneficial owner of the shares of capital stock of the Company set forth on the signature page of this Agreement, all of which are free and clear of any lien (except any lien arising under securities laws or arising hereunder), (ii) is the beneficial owner of the warrants exercisable into the number of shares set forth on the signature page of this Agreement, all of which shares issuable upon the exercise of such warrants are free and clear of any lien (except any lien arising under securities laws or arising hereunder) and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any voting securities of the Company other than as set forth on the signature page of this Agreement.
(d)    Voting Power. The Investors, or their affiliates, have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Investor Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement and subject, in the case of WIM, to the terms of the voting agreement and irrevocable proxy to vote stock of the Company entered into upon completion of the asset acquisition of Neothetics, Inc. on January 17, 2018, pursuant to which WIM’s voting share shall be limited to 19.5% of issued and outstanding voting stock of the Company for so long as WIM owns stock in excess of 19.5% of such issued and outstanding voting stock.
(e)    No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Investors in his or her capacity as such.
(f)    Reliance by the Company. The Investor understands and acknowledges that each of the Company and PDL BioPharma, Inc. is entering into the Securities Purchase Agreement in reliance upon the Investors’ execution and delivery of this Agreement.
(g)    No Legal Actions. The Investors agree that the Investors will not in their capacity as an Investor of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Action, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Investors, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Securities Purchase Agreement, or the approval of the Securities Purchase Agreement by the Company’s board of directors, breaches any fiduciary duty of the Company’s board of directors or any member thereof.

7.Certain Restrictions. The Investors shall not, directly or indirectly, take any action that would make any representation or warranty of the Investors contained herein untrue or incorrect in any material respect.
8.Disclosure. The Investors shall permit the Company to disclose in all documents and schedules filed with the Commission that the Company reasonably determines to be necessary in connection with the Securities Purchase Agreement and any transactions related to the purchase and sale of the Securities, the Investors’ identity and ownership of Investor Shares and the nature of the Investors’ commitments, arrangements and understandings under this Agreement; provided that the Investors shall have a reasonable opportunity to review, comment upon and approve such disclosure prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed.
9.No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Investor Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Investor Shares shall remain vested in and belong to the Investors.
10.Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of the Company, the Investors shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Investors’ obligations under this Agreement.
11.Termination. This letter agreement shall terminate and shall have no further force or effect as of the date on which the Stockholder Approval is obtained. For the avoidance of doubt, if the Securities Purchase Agreement is terminated, this letter agreement shall immediately terminate and have no further force or effect except with respect to any breach occurring prior to such termination.
12.Miscellaneous.
(a)    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any governmental body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.
(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c)    Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.
(d)    Specific Performance; Injunctive Relief. The parties hereto acknowledge that each of the Company and PDL BioPharma, Inc. shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Investors set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to each of the Company and PDL BioPharma, Inc. upon any such breach (or threatened breach), each of the Company and PDL BioPharma, Inc. shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.
(e)    Notices. All notices and other communications hereunder shall be made as set forth in the Securities Purchase Agreement.
(f)    No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
(g)    No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
(h)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
(i)    Entire Agreement. This Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
(j)    Interpretation.
(i)    Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(ii)    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.
(k)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
(l)    No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company’s board of directors has approved the transactions contemplated by the Securities Purchase Agreement, (b) the Securities Purchase Agreement is executed by all parties thereto and (c) this Agreement is executed by each party hereto.
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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.
EVOFEM BIOSCIENCES, INC.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	Chief Executive Officer

PDL BIOPHARMA, INC.

By:	/s/ Dominique P. Monnet
Name:	Dominique P. Monnet
Title:	President and CEO

INVESCO ASSET MANAGEMENT LTD., as agent for and on behalf of its discretionary managed clients

By:	/s/ Graeme Proudfoot
Name:	Graeme Proudfoot
Title:	Director
Shares beneficially owned as of the date hereof:
9,590,688     Company Shares

212,765     Company Shares issuable upon the exercise of Common Warrants

WOODFORD INVESTMENT MANAGEMENT LIMITED acting on behalf of funds under its management (WIM)

By:	/s/ Paul Green
Name:	Paul Green
Title:	Authorised Signatory
Shares beneficially owned as of the date hereof:
11,545,965     Company Shares

1,450,264     Company Shares issuable upon the exercise of Common Warrant